As filed with the Securities and Exchange Commission on December 5, 2007
Registration No. 333-145929

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CARDTRONICS, INC.
(exact name of registrant as specified in its charter)

Delaware	7389	76-0681190
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

J. Chris Brewster Chief Financial Officer
3110 Hayes Road, Suite 300	3110 Hayes Road, Suite 300
Houston, Texas 77082	Houston, Texas 77082
(281) 596-9988	(281) 596-9988
(Address, Including Zip Code, and Telephone Number,	(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)	Including Area Code, of Agent for Service)

Copies to:

David P. Oelman, Esq. Bruce C. Herzog, Esq. Vinson & Elkins L.L.P. 2500 First City Tower 1001 Fannin Street Houston, Texas 77002-6760 713-758-2222 713-615-5861 (fax)	Robert Evans III, Esq. Andrew R. Schleider, Esq. Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 212-848-4000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities of an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-145929) of Cardtronics, Inc. is being filed solely to amend Item 16(a) of Part II thereof and to transmit certain exhibits thereto. This Amendment No. 4 does not modify any provision of the Prospectus constituting Part I or Items 13, 14, 15, 16(b) or 17 of Part II of the Registration Statement. Accordingly, the Prospectus and those Items of Part II have not been included in this Amendment No. 4.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The expenses of this offering, other than underwriting discount, are estimated to be as follows:

SEC registration fee	$9,210
NASD filing fee	31,167
Nasdaq Global Market listing fee	120,000
Legal fees and expenses	600,000
Accounting fees and expenses	300,000
Blue Sky fees and expenses (including legal fees)	*
Printing expenses	400,000
Transfer agent fees	25,000
Miscellaneous	14,623

Total	$1,500,000

Item 14.	Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) authorizes a corporation, under certain circumstances, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was an officer or director of such corporation, or is or was serving at the request of that corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. With respect to any criminal action or proceeding, such indemnification is available if he had no reasonable cause to believe his conduct was unlawful.

The registrant’s third amended and restated certificate of incorporation, as amended (the “Certificate of Incorporation”), together with the registrant’s amended and restated bylaws, as amended (the “Bylaws”), provide for indemnification of each person who is or was made a party to any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding because such person is, was or has agreed to become an officer or director of the registrant or is a person who is or was serving or has agreed to serve at the request of the registrant as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation or of a partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise to the fullest extent permitted by the DGCL as it existed at the time the indemnification provisions of the Certificate of Incorporation and Bylaws were adopted or as may be thereafter amended. The Certificate of Incorporation and the Bylaws expressly provide that it is not the exclusive method of indemnification.

Section 145 of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was an officer or director of such corporation against liability asserted against or incurred by him in any such capacity, whether or not such corporation would have the power to indemnify such officer or director against such liability under the provisions of Section 145.

The Certificate of Incorporation and the Bylaws also provide that the registrant may maintain insurance, at the registrant’s expense, to protect the registrant and any director, officer, employee or agent of the registrant or of another entity against any expense, liability, or loss, regardless of whether the registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) or (d) for any transaction from which the director derived improper personal benefit. Article Twelfth of the Certificate of Incorporation contains such a provision.

The underwriting agreement to be entered into in connection with this offering will provide that the Underwriters shall indemnify the Company, its directors and certain officers of the Company against liabilities resulting from information furnished by or on behalf of the Underwriters specifically for use in the Registration Statement. See “Item 17. Undertakings” for a description of the Securities and Exchange Commission’s position regarding such indemnification provisions.

Item 15.	Recent Sales of Unregistered Securities

During the past three years, we have issued unregistered securities to the persons described below. None of these transactions involved any underwriters or any public offerings, and we believe that each of these transactions was exempt from registration requirements pursuant to Section 3(a)(9) or Section 4(2) of the Securities Act of 1933, as amended, Regulation D promulgated thereunder or Rule 701 of the Securities Act of 1933 pursuant to compensatory benefit plans and contracts related to compensation as provided under Rule 701. The recipients of the securities in these transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in these transactions. The share numbers presented below do not give effect to the stock split described in the prospectus.

During the fiscal year ended December 31, 2004, we issued (1) 3,446 shares of our common stock to Ralph Clinard upon the exercise of options held by Mr. Clinard for an aggregate price of $40,421.58, (2) 3,217 shares of our common stock to Douglas Deitel upon the exercise of options held by Mr. Deitel for an aggregate price of $18,883.79, (3) 1,313 shares of our common stock to Ron Coben upon the exercise of options held by Mr. Coben for an aggregate price of $15,401.49, and (4) 1,233 shares of our common stock to Frederick Boyd upon the exercise of options held by Mr. Boyd for an aggregate price of $246.60. In addition, during the fiscal year ended December 31, 2004, we granted options to our employees to purchase 109,500 shares of common stock at a non-stock split adjusted exercise price of $52.00.

During the fiscal year ended December 31, 2005, we issued (1) 894,568 shares of our Series B Convertible Preferred Stock to investment funds controlled by TA Associates, Inc. for aggregate gross proceeds of $75.0 million, (2) 35,221 shares of our Series B Convertible Preferred Stock as partial consideration for our acquisition of Bank Machine, which were valued at $3.0 million, and (3) 21,111 shares of our common stock as partial consideration for our acquisition of the outstanding shares of ATM National, Inc., which were valued at $1.8 million. In addition, during the fiscal year ended December 31, 2005, we granted options to our employees to purchase 210,500 shares of common stock at a non-stock split adjusted exercise price of $83.84.

During the fiscal year ended December 31, 2006, we issued 4,703 shares of common stock to Sandra Menjivar upon the exercise of options held by Ms. Menjivar for an aggregate price of $188.12. Additionally, during the fiscal year ended December 31, 2006, we granted options to certain of our employees to purchase 97,500 shares of common stock at a non-stock split adjusted exercise price of $83.84.

During the eight months ended August 31, 2007, we issued 3,937 shares of common stock to Ron Coben upon the exercise of options held by Mr. Coben for an aggregate price of $46,181.01. Additionally, during the eight months ended August 31, 2007, we granted options to certain of our employees to purchase 16,000 shares of common stock at a weighted average, non-stock split adjusted exercise price of $86.05.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits:

Reference is made to the Index to Exhibits following the signature pages hereto, which Index to Exhibits is hereby incorporated into this Item.

(b) Consolidated Financial Statement Schedules:

All schedules are omitted because the required information is inapplicable or the information is presented in the Consolidated Financial Statements and the related notes.

Item 17.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names and required by the underwriter to permit prompt delivery to each purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 5th day of December, 2007.

CARDTRONICS, INC.

By:	*
Jack Antonini
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 5th day of December, 2007.

Signature	Title

* Jack Antonini	Chief Executive Officer, President, and Director (Principal Executive Officer)

/s/ J. Chris Brewster J. Chris Brewster	Chief Financial Officer (Principal Financial and Accounting Officer)

* Fred R. Lummis	Director and Chairman of the Board of Directors

* Robert P. Barone	Director

* Frederick W. Brazelton	Director

* Ralph H. Clinard	Director

* Jorge M. Diaz	Director

* Roger B. Kafker	Director

* Michael A.R. Wilson	Director

* Ronald Delnevo	Director

*By: /s/ J. Chris Brewster J. Chris BrewsterAttorney-in-Fact

EXHIBIT INDEX

Exhibit
Number		Description

1	.1***	Form of Underwriting Agreement
2.1		Share Sale and Purchase Agreement between Bank Machine (Holdings) Limited and Cardtronics Limited, dated effective as of May 17, 2005 (incorporated herein by reference to Exhibit 2.1 of the Amendment No. 1 to Registration Statement on Form S-4/A, filed by Cardtronics, Inc. on July 10, 2006, Registration No. 333-131199).
2.2		Purchase and Sale Agreement Between E*TRADE Access, Inc., E*TRADE Bank, Cardtronics, LP and Cardtronics, Inc., dated effective as of June 2, 2004 (incorporated herein by reference to Exhibit 2.2 of the Amendment No. 1 to Registration Statement on Form S-4/A, filed by Cardtronics, Inc. on July 10, 2006, Registration No. 333-131199).
2.3		Purchase and Sale Agreement, dated as of July 20, 2007, by and between Cardtronics, LP and 7-Eleven, Inc. (incorporated herein by reference to Exhibit 10.1 of the Current Report on Form 8-K filed on July 26, 2007).
3	.1***	Form of Third Amended and Restated Certificate of Incorporation of Cardtronics, Inc.
3	.2***	Form of Second Amended and Restated Bylaws of Cardtronics, Inc.
4.1		Indenture dated as of July 20, 2007 among Cardtronics, Inc., the Subsidiary Guarantors party thereto, and Wells Fargo Bank, N.A. as Trustee (incorporated herein by reference to Exhibit 4.1 of the Quarterly Report on Form 10-Q filed on August 14, 2007).
4.2		Indenture dated as of August 12, 2005 by and among Cardtronics, Inc., the Subsidiary Guarantors party thereto and Wells Fargo Bank, NA as Trustee (incorporated herein by reference to Exhibit 4.1 of the Registration Statement on Form S-4, filed by Cardtronics, Inc. on January 20, 2006, Registration No. 333-131199).
4.3		Registration Rights Agreement dated as of July 20, 2007 among Cardtronics, Inc., the Guarantors named therein, Banc of America Securities, LLC and BNP Paribas Securities Corp. (incorporated herein by reference to Exhibit 4.2 of the Quarterly Report on Form 10-Q filed on August 14, 2007).
4.4		Supplemental Indenture dated as of June 22, 2007 among Cardtronics Holdings, LLC and Wells Fargo Bank, N.A. as Trustee (incorporated herein by reference to Exhibit 4.3 of the Quarterly Report on Form 10-Q filed on August 14, 2007).
4.5		Supplemental Indenture dated as of December 22, 2005 among ATM National, LLC and Wells Fargo Bank, N.A. as Trustee (incorporated herein by reference to Exhibit 4.4 of the Quarterly Report on Form 10-Q filed on August 14, 2007).
4.6		Form of Senior Subordinated Note (incorporated by reference to Exhibit A to Exhibit 4.2 hereto).
4.7		Registration Rights Agreement dated as of August 12, 2005 by and among Cardtronics, Inc., the Subsidiary Guarantors party thereto and the Initial Purchasers party thereto (incorporated herein by reference to Exhibit 4.3 of the Registration Statement on Form S-4, filed by Cardtronics, Inc. on January 20, 2006, Registration No. 333-131199).
5	.1*	Opinion of Vinson & Elkins L.L.P.
10.1		ATM Cash Services Agreement between Bank of America and Cardtronics, LP, dated effective as of August 2, 2004 (incorporated herein by reference to Exhibit 10.1 of the Amendment No. 2 to Registration Statement on Form S-4/A filed by Cardtronics, Inc. on August 25, 2006, Registration No. 333-131199).

Exhibit
Number	Description

10.2	Third Amended and Restated First Lien Credit Agreement, dated as of May 17, 2005, by and among Cardtronics, Inc., the Subsidiary Guarantors party thereto, Bank of America, N.A., BNP Paribas, and the other Lenders parties thereto (incorporated herein by reference to Exhibit 10.2 of the Registration Statement on Form S-4, filed by Cardtronics, Inc. on January 20, 2006, Registration No. 333-131199).
10.3	Amendment No. 1 to Credit Agreement, dated as of July 6, 2005 (incorporated herein by reference to Exhibit 10.3 of the Registration Statement on Form S-4, filed by Cardtronics, Inc. on January 20, 2006, Registration No. 333-131199).
10.4	Amendment No. 2 to Credit Agreement, dated as of August 5, 2005 (incorporated herein by reference to Exhibit 10.4 of the Registration Statement on Form S-4, filed by Cardtronics, Inc. on January 20, 2006, Registration No. 333-131199).
10.5	Amendment No. 3 to Credit Agreement, dated as of November 17, 2005 (incorporated herein by reference to Exhibit 10.5 of the Registration Statement on Form S-4, filed by Cardtronics, Inc. on January 20, 2006, Registration No. 333-131199).
10.6	Employment Agreement between Cardtronics, LP and Jack M. Antonini, dated effective as of January 30, 2003 (incorporated by reference to Exhibit 10.10 of the Registration Statement on Form S-1 filed by Cardtronics, Inc. on March 10, 2004, Registration No. 333-113470).†
10.7	First Amendment to Employment Agreement between Cardtronics, LP and Jack M. Antonini, dated effective as of February 4, 2004 (incorporated by reference to Exhibit 10.11 of the Registration Statement on Form S-1 filed by Cardtronics, Inc. on March 10, 2004, Registration No. 333-113470).†
10.8	Second Amendment to Employment Agreement between Cardtronics, LP and Jack M. Antonini, dated effective as of January 1, 2005 (incorporated herein by reference to Exhibit 10.8 of the Registration Statement on Form S-4, filed by Cardtronics, Inc. on January 20, 2006, Registration No. 333-131199).†
10.9	Restricted Stock Agreement, dated as of February 4, 2004 between Cardtronics, Inc. and Jack M. Antonini (incorporated herein by reference to Exhibit 10.9 of the Registration Statement on Form S-4, filed by Cardtronics, Inc. on January 20, 2006, Registration No. 333-131199).†
10.10	First Amendment to Restricted Stock Agreement, dated as of March 1, 2004, between Cardtronics, Inc. and Jack M. Antonini (incorporated herein by reference to Exhibit 10.10 of the Registration Statement on Form S-4, filed by Cardtronics, Inc. on January 20, 2006, Registration No. 333-131199).†
10.11	Second Amendment to Restricted Stock Agreement, dated as of February 10, 2005, between Cardtronics, Inc. and Jack M. Antonini (incorporated herein by reference to Exhibit 10.11 of the Registration Statement on Form S-4, filed by Cardtronics, Inc. on January 20, 2006, Registration No. 333-131199).†
10.12	Employment Agreement between Cardtronics, LP and Michael H. Clinard, dated effective as of June 4, 2001 (incorporated by reference to Exhibit 10.12 of the Registration Statement on Form S-1 filed by Cardtronics, Inc. on March 10, 2004) (incorporated by reference to Exhibit 10.12 of the Registration Statement on Form S-1 filed by Cardtronics, Inc. on March 10, 2004, Registration No. 333-113470).†
10.13	First Amendment to Employment Agreement between Cardtronics, LP and Michael H. Clinard, dated effective as of January 1, 2005 (incorporated herein by reference to Exhibit 10.13 of the Registration Statement on Form S-4, filed by Cardtronics, Inc. on January 20, 2006, Registration No. 333-131199).†
10.14	Employment Agreement between Cardtronics, LP and Thomas E. Upton, dated effective as of June 1, 2001 (incorporated by reference to Exhibit 10.13 of the Registration Statement on Form S-1 filed by Cardtronics, Inc. on March 10, 2004, Registration No. 333-113470).†

Exhibit
Number	Description

10.15	First Amendment to Employment Agreement between Cardtronics, LP and Thomas E. Upton, dated effective as of January 1, 2005 (incorporated herein by reference to Exhibit 10.15 of the Registration Statement on Form S-4, filed by Cardtronics, Inc. on January 20, 2006, Registration No. 333-131199).†
10.16	Employment Agreement between Cardtronics, LP and J. Chris Brewster, dated effective as of March 31, 2004 (incorporated by reference to Exhibit 10.14 of the Registration Statement on Form S-1/A filed by Cardtronics, Inc. on May 14, 2004).†
10.17	First Amendment to Employment Agreement between Cardtronics, LP and J. Chris Brewster, dated effective as of January 1, 2005 (incorporated herein by reference to Exhibit 10.17 of the Registration Statement on Form S-4, filed by Cardtronics, Inc. on January 20, 2006, Registration No. 333-131199).†
10.18	Employment Agreement between Cardtronics, LP, Cardtronics, Inc. and Drew Soinski, dated effective as of July 12, 2005 (incorporated herein by reference to Exhibit 10.18 of the Registration Statement on Form S-4, filed by Cardtronics, Inc. on January 20, 2006, Registration No. 333-131199).†
10.19	Amended and Restated Service Agreement between Bank Machine Limited and Ron Delnevo, dated effective as of May 17, 2005 (incorporated herein by reference to Exhibit 10.19 of the Registration Statement on Form S-4, filed by Cardtronics, Inc. on January 20, 2006, Registration No. 333-131199).†
10.20	Bonus Agreement between Bank Machine Limited and Ron Delnevo, dated effective as of May 17, 2005 (incorporated herein by reference to Exhibit 10.20 of the Registration Statement on Form S-4, filed by Cardtronics, Inc. on January 20, 2006, Registration No. 333-131199).†
10.21	2001 Stock Incentive Plan of Cardtronics Group, Inc., dated effective as of June 4, 2001 (incorporated herein by reference to Exhibit 10.21 of the Registration Statement on Form S-4, filed by Cardtronics, Inc. on January 20, 2006, Registration No. 333-131199).†
10.22	Amendment No. 1 to the 2001 Stock Incentive Plan of Cardtronics Group, Inc., dated effective as of January 30, 2004 (incorporated herein by reference to Exhibit 10.22 of the Registration Statement on Form S-4, filed by Cardtronics, Inc. on January 20, 2006, Registration No. 333-131199).†
10.23	Amendment No. 2 to the 2001 Stock Incentive Plan of Cardtronics Group, Inc., dated effective as of June 23, 2004 (incorporated herein by reference to Exhibit 10.23 of the Registration Statement on Form S-4, filed by Cardtronics, Inc. on January 20, 2006, Registration No. 333-131199).†
10.24	Form of Director Indemnification Agreement entered into by and between Cardtronics, Inc. and each of its directors, dated as of February 10, 2005 (incorporated herein by reference to Exhibit 10.24 of the Registration Statement on Form S-4, filed by Cardtronics, Inc. on January 20, 2006, Registration No. 333-131199).†
10.25	Amendment No. 1 to ATM Cash Services Agreement, dated August 2, 2004 (incorporated herein by reference to Exhibit 10.25 of the Amendment No. 2 to Registration Statement on Form S-4/A filed by Cardtronics, Inc. on August 25, 2006, Registration No. 333-131199).
10.26	Amendment No. 2 to ATM Cash Services Agreement, dated February 9, 2006 (incorporated herein by reference to Exhibit 10.26 of the Amendment No. 2 to Registration Statement on Form S-4/A filed by Cardtronics, Inc. on August 25, 2006, Registration No. 333-131199).
10.27	2006 Bonus Plan of Cardtronics, Inc., effective as of January 1, 2006 (incorporated herein by reference to Exhibit 10.27 of the Annual Report on Form 10-K filed on April 2, 2007).†
10.28	Amendment No. 4 to Credit Agreement, dated as of February 14, 2006 (incorporated herein by reference to Exhibit 10.28 of the Annual Report on Form 10-K filed on April 2, 2007).

Exhibit
Number		Description

10	.29***	Amendment No. 5 to Credit Agreement, dated as of September 29, 2006.
10.30		Amendment No. 6 to Credit Agreement, dated as of May 3, 2007 (incorporated herein by reference to Exhibit 10.1 of the Current Report on Form 8-K filed on May 9, 2007).
10.31		Amendment No. 7 to Credit Agreement, dated as of July 18, 2007 (incorporated herein by reference to Exhibit 10.2 of the Quarterly Report on Form 10-Q filed on August 14, 2007).
10	.32****	Vault Cash Agreement, dated as of July 20, 2007, by and between Cardtronics, Inc. and Wells Fargo, N.A. (incorporated herein by reference to Exhibit 10.1 of our Quarterly Report on Form 10-Q filed on November 8, 2007).
10	.33****	Placement Agreement, dated as of July 20, 2007, by and between Cardtronics, Inc. and 7-Eleven, Inc. (incorporated herein by reference to Exhibit 10.2 of our Quarterly Report on Form 10-Q filed on November 8, 2007).
10.34		Cardtronics, Inc. 2007 Stock Incentive Plan (incorporated by reference to Exhibit 10.3 of our Quarterly Report on Form 10-Q filed on November 8, 2007).
10	.35***	First Amended and Restated Investors Agreement, dated as of February 10, 2005, by and among Cardtronics, Inc. and certain securityholders thereof.
10	.36***	First Amendment to First Amended and Restated Investors Agreement, dated as of May 17, 2005, by and among Cardtronics, Inc. and certain securityholders thereof.
10	.37***	Form of Second Amendment to First Amended and Restated Investors Agreement, dated as of November , 2007, by and among Cardtronics, Inc. and certain securityholders thereof.
12	.1***	Computation of Ratio of Earnings to Fixed Charges.
21.1		Subsidiaries of Cardtronics, Inc. (incorporated herein by reference to Exhibit 21.1 of our Annual Report on Form 10-K filed on April 2, 2007).
23	.1***	Consent of Independent Registered Public Accounting Firm KPMG LLP.
23	.2***	Consent of Independent Accountants PricewaterhouseCoopers LLP.
23	.3*	Consent of Vinson & Elkins L.L.P. (Contained in Exhibit 5.1).
24	.1***	Power of Attorney (included on the signature page to this Registration Statement).

*	Filed herewith

**	To be filed by amendment

***	Previously filed.

****	Application has been made to the Securities and Exchange Commission for confidential treatment of certain provisions of this exhibit. The omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.

†	Management contract or compensatory plan or arrangement